UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INDEPENDENT BANK CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2009

Dear Fellow Shareholder:

I am pleased to invite you to our 2009 Annual Shareholders Meeting, which will be held at 10:00 a.m. on Thursday, May 21, 2009 at the Holiday Inn-Rockland-Boston South in Rockland, Massachusetts. The formal meeting notice and proxy statement on the following pages contain information about the meeting.

In accordance with rules approved by the Securities and Exchange Commission, we are sending a Notice of Availability of Proxy Materials and will provide access to our proxy materials over the internet beginning on or about April 3, 2009 for the holders of record and beneficial owners of our common stock as of the close of business on March 25, 2009, the record date for our Annual Shareholders Meeting.

Whether or not you plan to attend, you can insure that your shares are represented at the meeting by promptly voting and submitting your proxy. Voting procedures are described in the proxy statement and on the proxy form. Your vote is important, so I urge you to cast it promptly.

Cordially,

Christopher Oddleifson
President and Chief Executive Officer
Independent Bank Corp.
Rockland Trust Company

DIRECTIONS TO ANNUAL MEETING

DRIVING DIRECTIONS

From Boston and Points North:

➢ Take Route 93 South to Route 3 South

➢ Take Exit 14 (Rockland, Nantasket) off Route 3

➢ At the end of the exit ramp bear right onto Hingham Street (Route 228)

➢ The Holiday Inn-Rockland-Boston South is located approximately 0.4 miles on the left behind Bellas Restaurant

From Cape Cod:

➢ Take Route 3 North to Exit 14 (Rockland, Nantasket)

➢ At the end of the exit ramp turn left onto Hingham Street (Route 228)

➢ The Holiday Inn-Rockland-Boston South is located approximately 0.7 miles on the left behind Bellas Restaurant.

NOTICE OF ANNUAL SHAREHOLDERS MEETING

The Annual Shareholders Meeting of Independent Bank Corp. will be held at the

HOLIDAY INN-ROCKLAND-BOSTON SOUTH
929 Hingham Street
Rockland, Massachusetts 02370
on May 21, 2009 at 10:00 a.m.

At the annual meeting, Independent Bank Corp. will ask you to:

(1)	Reelect Richard S. Anderson, Kevin J. Jones, Donna A. Lopolito, Richard H. Sgarzi, and Thomas J. Teuten to serve as Class I Directors;

(2)	Provide an advisory (non-binding) vote on the following proposal: “Resolved, that the shareholders approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related materials)”; and

(3)	Transact any other business which may properly come before the annual meeting.

You may vote at the annual meeting if you were a shareholder of record at the close of business on March 25, 2009.

Important Notice Regarding Internet Availability of Proxy Materials for May 21, 2009 Shareholder Meeting: This Proxy Statement and our Annual Report to Shareholders for the year ended December 31, 2008 are available at www.envisionreports.com/indb2009.

By Order of the Independent Bank Corp. Board of Directors

Linda M. Campion
Clerk
Rockland, Massachusetts
March 31, 2009

YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN! Whether or not you plan to attend the annual meeting, please promptly vote your shares. Voting procedures are described in the proxy statement and on the proxy form.

INDEPENDENT BANK CORP. PROXY STATEMENT

2009 PROXY STATEMENT

THE ANNUAL MEETING AND VOTING PROCEDURES

What is the purpose of the annual meeting?

At the annual meeting shareholders will vote upon the matters that are summarized in the formal meeting notice. This proxy statement contains important information for you to consider when deciding how to vote on the matters before the meeting. Please read it carefully.

Who can vote?

Shareholders of record at the close of business on March 25, 2009 are entitled to vote. Each share of common stock is entitled to one vote at the annual meeting. On March 25, 2009,           shares of our common stock were outstanding and eligible to vote.

How do I vote?

If you are a registered shareholder (that is, if you hold shares that are directly registered in your own name) you have four voting options:

•	Over the internet, which we encourage if you have internet access, at the internet address shown on your proxy form;

•	By telephone, by calling the telephone number on your proxy form;

•	By mail, by completing, signing, dating, and returning your proxy form; or

•	By attending the annual meeting and voting your shares in person.

If your shares are held in the name of a bank, broker, or other nominee, which is referred to as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by internet or by telephone depends on the voting process of the bank, broker, or other nominee that holds your shares. Although most banks, brokers, and nominees also offer internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from the bank, broker, or other nominee that holds your shares and present that proxy, along with proof of your identity, at the meeting.

Can I change my vote?

You may revoke your proxy and change your vote at any time before voting begins at the annual meeting.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing a written notice of revocation with our clerk at least one business day prior to the meeting, (ii) submitting a duly executed proxy bearing a later date which is received by our clerk at least one business day prior to the meeting, or (iii) by appearing at the meeting in person and giving our clerk proper written notice of his or her intention to vote in person.

If your shares are held in street name, you should contact your bank, broker, or other nominee to revoke your proxy or, if you have obtained a legal proxy from your bank, broker, or other nominee giving you the right to vote your shares at the meeting, you may change your vote by attending the meeting and voting in person.

Who is asking for my vote?

The Independent Bank Corp. Board of Directors (the “Board”) is requesting your vote. We filed this proxy statement with the United States Securities and Exchange Commission on March   , 2009 and the Board anticipates that it will be made available via the internet on or about April 3, 2009.

What are your voting recommendations?

The Board recommends that you vote as follows:

(1) “FOR ALL NOMINEES” with respect to the reelection of Richard S. Anderson, Kevin J. Jones, Donna A. Lopolito, Richard H. Sgarzi, and Thomas J. Teuten as Class I directors.

(2) “FOR” the advisory (non-binding) vote on the following proposal: “Resolved, that the shareholders approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related materials).”

Each proxy that the Board receives that is not timely revoked, in writing, will be voted in accordance with the instructions it contains. The Board will only use proxies received prior to or at the annual meeting and any adjournments thereof. Upon such other matters as may properly come before the meeting, the persons appointed as proxies will vote in accordance with their best judgment.

How many votes are needed?

Assuming a quorum is present, the amount of votes required for approval of the matters to be considered is as follows:

•	A plurality of votes cast by shareholders present, in person or by proxy, at the annual meeting is required for the election of directors. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our meeting the maximum number of Class I directors to be elected is five.

•	A majority of votes cast by shareholders present, in person or by proxy, at the annual meeting is required to approve the advisory (non-binding) proposal on executive compensation.

Abstentions (a proxy that withholds authority to vote) are counted as negative votes in the tabulation of the votes on proposals presented to shareholders. Broker non-votes are disregarded for purposes of determining whether a proposal has been approved.

Banks, brokers, or other nominees may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “nonvote” occurs when a bank, broker, or other nominee has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.

The two matters before the meeting this year — the election of directors and the advisory (non-binding) proposal to approve executive compensation — are deemed “routine” matters, which means that if your shares are held in street name your bank, broker, or other nominee can vote your shares on those proposals if you do not provide timely instructions for voting your shares.

Who can attend the meeting?

Shareholders of record as of March 25, 2009 may attend the meeting, and may be accompanied by one guest. Even if you plan to attend the annual meeting we encourage you to vote your shares by proxy. If you choose to attend, please bring proof of stock ownership and proof of your identity with you.

How many shareholders need to attend the meeting?

In order to conduct the meeting, a majority of shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.

Householding of annual meeting materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if a household participates in the householding program, it will receive an envelope containing one set of proxy materials and a separate proxy card for each stockholder account in the household. Please vote all proxy cards enclosed in such a package. We will promptly deliver a separate copy of the proxy statement or proxy card to you if you contact us at the following address or telephone number: Clerk, Independent Bank Corp., 288 Union Street, Rockland Massachusetts 02370; telephone: (781) 982-6243. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address or telephone number above.

Participation in householding will not affect or apply to any of your other stockholder mailings, such as dividend checks, Forms 1099, or account statements. Householding saves us money by reducing printing and postage costs, and it is environmentally friendly. It also creates less paper for participating stockholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

MATTERS TO BE VOTED UPON AT ANNUAL MEETING

Independent Bank Corp. is, for ease of reference, sometimes referred to in this proxy statement simply as the Company. Rockland Trust Company, our wholly-owned banking subsidiary, is for ease of reference sometimes referred to in this proxy statement simply as Rockland Trust.

Election of Directors (Notice Item 1)

The Company’s articles of organization provide that the Board shall be divided into three classes as nearly equal in number as possible, and that the members of each class are to be elected for a term of three years. Director Carl Ribeiro was elected to the Board during 2008, so there are now 12 members of the Board, divided into three classes of directors.

Directors continue to serve until their three-year term expires and until their successors are elected and qualified, unless they earlier reach the mandatory retirement age of 72, die, resign, or are removed from office. One class of directors is elected annually.

The Nominating and Corporate Governance Committee of the Board, which we sometimes refer to in this proxy statement simply as the nominating committee, selects director nominees to be presented for shareholder approval at the annual meeting, including the nomination of incumbent directors for reelection and the consideration of any director nominations submitted by shareholders. For information relating to the nomination of directors by our shareholders, see “Board of Directors Information — Shareholder Director Nominations” below.

All director candidates are evaluated in accordance with the criteria set forth in the Company’s Governance Principles, which may be viewed by accessing the Investor Relations link on the Rockland Trust website (http://www.rocklandtrust.com), with respect to director qualifications. The nominating committee has nominated the following directors, whom we refer to in this proxy statement as the board nominees, for reelection at the annual meeting to the class of directors whose terms will expire at the 2012 annual meeting:

Class I Directors (Nominees for Terms Expiring in 2012):

Richard S. Anderson. Age 66.  Mr. Anderson is President and Treasurer of Anderson-Cushing Insurance Agency, Inc., an insurance broker in Middleborough, Massachusetts. Mr. Anderson has served as a director of Rockland Trust and the Company since 1992.

Kevin J. Jones. Age 57.  Mr. Jones is Treasurer of Plumbers’ Supply Company, a wholesale plumbing supply company, in Fall River, Massachusetts. Mr. Jones has served as a director of Rockland Trust since 1997 and as a director of the Company since 2000.

Donna A. Lopolito, Age 50.  Ms. Lopolito is a Client Service Chief Financial Officer and Business Development Officer of AccountAbility Outsourcing, Inc., a firm based in Newton, Massachusetts. Ms. Lopolito has served as a director of Rockland Trust and the Company since 2005.

Richard H. Sgarzi. Age 66.  Mr. Sgarzi is a retired cranberry grower. Mr. Sgarzi has served as a director of Rockland Trust since 1980 and as a director of the Company since 1994.

Thomas J. Teuten. Age 68.  Mr. Teuten is Chairman of the Board of A.W. Perry, Inc., a real estate investment company in Boston, Massachusetts, and its wholly-owned subsidiary A.W. Perry Security Corporation. Mr. Teuten was named Chairman of the Board of Rockland Trust and the Company in July 2003. Mr. Teuten has served as a director of Rockland Trust since 1975 and as a director of the Company since 1986.

Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the reelection of the board nominees. Each of the board nominees has consented to serve, and we have no reason to believe that any of the board nominees will be unable to serve. If, however, any of the board nominees should not be available for election at the time of the annual meeting, it is the intention of the persons named as proxies to vote the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other person or persons as may be designated by the Board or, in the absence of such designation, in such other manner as they may, in their discretion, determine.

The Nominating Committee Therefore Recommends That You Vote
FOR ALL NOMINEES And Reelect The Board Nominees.

Advisory (Non-Binding) Vote on Executive Compensation (Notice Item 2)

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, requires participants in the Treasury’s Capital Purchase Program to permit a separate, non-binding shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables, and any related material) while they participate in the Capital Purchase Program.

As a participant in the Capital Purchase Program, the Company is providing you the opportunity to vote on the following resolution:

“Resolved, that the shareholders approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related materials).”

As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Board of Directors believes that our compensation policies and procedures are designed to provide a strong link between executive officer compensation and our short and long-term performance. The objective of the Company’s compensation program is to provide compensation which is competitive, variable based on our performance, and aligned with the long-term interests of shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee may take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors recommends that shareholders vote FOR approval of the advisory (non-binding) proposal on executive compensation.

Other Matters (Notice Item 3)

The proxy also confers discretionary authority with respect to any other business which may come before the annual meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

BOARD OF DIRECTORS INFORMATION

Current Board Members

In addition to the board nominees set forth above, the Board of the Company is comprised of the individuals listed below.

Class II Directors (Term Expiring in 2010) (Directors Continuing In Office):

Benjamin A. Gilmore, II. Age 61.  Mr. Gilmore is President of Gilmore Cranberry Co., Inc., a cranberry grower in South Carver, Massachusetts, and is also an engineering consultant. Mr. Gilmore has served as a director of Rockland Trust and the Company since 1992.

Eileen C. Miskell. Age 51.  Ms. Miskell is the Treasurer of The Wood Lumber Company, a lumber company based in Falmouth, Massachusetts. Ms. Miskell has served as a director of Rockland Trust and the Company since 2005.

Carl Ribeiro. Age 62.  Mr. Ribeiro is the owner and President of Carlson Southcoast Corporation, a holding company for several food industry businesses based in New Bedford, Massachusetts. Mr. Ribeiro is also the Chairman of Famous Foods, an internet food distributor based in New Bedford, Massachusetts. Mr. Ribeiro has served as a director of Rockland Trust and the Company since March 1, 2008.

John H. Spurr, Jr. Age 62.  Mr. Spurr is President of A.W. Perry, Inc., a real estate investment company in Boston, Massachusetts, and its wholly-owned subsidiary A.W. Perry Security Corporation. Mr. Spurr has served as a director of Rockland Trust since 1985 and as a director of the Company since 2000.

Class III Directors (Term Expires in 2011) (Directors Continuing In Office):

Christopher Oddleifson. Age 50.  Mr. Oddleifson has served as President and Chief Executive Officer of Rockland Trust and the Company since 2003. From 1998 to 2002 Mr. Oddleifson was President of First Union Home Equity Bank, a national banking subsidiary of First Union Corporation in Charlotte, North Carolina. Until its acquisition by First Union, Mr. Oddleifson was the Executive Vice President, responsible for Consumer Banking, for Signet Bank in Richmond, Virginia. He has also worked as a management consultant for Booz, Allen and Hamilton in Atlanta, Georgia. Mr. Oddleifson has served as a director of Rockland Trust and the Company since 2003.

Robert D. Sullivan. Age 66.  Mr. Sullivan is President of Sullivan Tire Co, Inc., a retail and commercial tire and automotive repair service with locations throughout Massachusetts, Maine, New Hampshire, Connecticut and Rhode Island. Mr. Sullivan has served as a director of Rockland Trust since 1979 and as a director of the Company since 2000.

Brian S. Tedeschi. Age 58.  Mr. Tedeschi is a retired real estate developer and a Director of Tedeschi Food Shops, Inc. Mr. Tedeschi has served as a director of Rockland Trust since 1980 and as a director of the Company since 1991.

Corporate Governance Information

The Board has adopted a written statement of governance principles, an audit committee charter, and written charters for all Board committees, including the nominating committee. Our governance principles, as well as the charter for each current committee of the Board and/or of Rockland Trust may be viewed by accessing the Investor Relations link on the Rockland Trust website (http://www.rocklandtrust.com).1 Our common stock ownership guidelines for directors are set forth in our governance principles. The Company has a written Code of Ethics to assist its directors, officers, and employees in adhering to their ethical and legal responsibilities. The current version of the Code of Ethics may also be viewed by accessing the Investor Relations link on the Rockland Trust website (http://www.rocklandtrust.com).

NASDAQ Stock Market (“NASDAQ”) rules, and our governance principles, require that at least a majority of our Board be composed of “independent” directors. All of our directors other than Mr. Oddleifson, who is the President and CEO of the Company and Rockland Trust, are “independent” within the meaning of both the NASDAQ rules and our own corporate governance principles. Ten of our eleven directors, therefore, are currently “independent” directors.

None of our directors are members of board of directors of any other publicly-traded company. Our formal position on the time which directors must be willing to devote to their duties is set forth in our governance principles.

Shareholder Communications to Board

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and will respond if and as appropriate. Absent unusual circumstances or as expressly contemplated by committee charters, the general counsel of the Company will (1) be primarily responsible for monitoring communications from shareholders and (2) provide copies or summaries of such communications to the Board as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the general counsel of the Company considers to be important for the Board to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board should submit them, in writing, to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

Shareholder Director Nominations

In accordance with the Company’s By-Laws and its Charter, the nominating committee considers director nominees submitted by shareholders. The Company’s By-Laws, require shareholders to submit director nominations to the Company not less than 75 days nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting. The nomination must set forth the name, age, business address, residence address, occupation, and amount of common stock held by the director nominee, as well as the written consent of the nominee. The shareholder must also include his or her name, record address, and amount of common stock held in the nomination. The shareholder must make certain further representations, as set forth in the Company’s By-Laws. Shareholders should submit any director nominations, in writing, to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

1 We have included references to the Rockland Trust website address at different points in this Proxy Statement as an inactive textual reference and do not intend it to be an active link to our website. Information contained on our website is not incorporated by reference into this Proxy Statement.

The nominating committee will, as stated in its charter, review any director nominations submitted by shareholders to determine if the nominees satisfy the following criteria set forth in the Board’s governance principles with respect to qualifications for directors:

•	Directors should, as a result of their occupation, background, and/or experience, possess a mature business judgment that enables them to make a positive contribution to the Board. Directors are expected to bring an inquisitive and objective perspective to their duties. Directors should possess, and demonstrate through their actions on the Board, exemplary ethics, integrity, and values.

•	Directors will be ineligible to continue to serve on the Board once they attain the age of 72. Directors who attain the age of 72 during their elected term as a Director will retire from the Board upon reaching the age of 72.

•	Aside from any stock ownership requirements that are imposed by law, Directors are not required to own any minimum amount of the Company’s common stock in order to be qualified for Board service. Director ownership of the Company’s common stock, however, is strongly encouraged.

•	While familiarity with the communities that Rockland Trust serves is one factor to be considered in determining if an individual is qualified to serve as a Director, it is not a controlling factor. It is the sense of the Board, however, that a significant portion of the Directors should represent or be drawn from the communities that Rockland Trust serves.

•	Customers of Rockland Trust, if otherwise qualified, may be considered for Board membership. A customer relationship, however, will be a secondary criteria considered in evaluating a Director candidate in addition to other relevant considerations.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in circumstances that renders them incapable of performing their duties.

Shareholder Proposals for Next Annual Meeting

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2010 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. Any shareholder who wishes to present a proposal for consideration by all of the Company’s shareholders at the 2010 Annual Meeting will be required, pursuant to Rule 14a-8, to deliver the proposal to the Company no later than December 4, 2009. In the event the Company receives notice of a shareholder proposal to take action at next year’s annual meeting of shareholders that is not submitted for inclusion in the Company’s proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Company to its shareholders intend to exercise their discretion to vote on the shareholder proposal in accordance with their best judgment if notice of the proposal is not received at the Company’s principal executive offices by February 17, 2010. Please forward any shareholder proposals, in writing, to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

Director Attendance at Annual Shareholder Meeting and Meetings of the Board and its Committees

It is our policy that, to the extent possible, all directors attend the annual meeting. All of our current directors attended last year’s annual meeting.

During 2008, the Boards of the Company and Rockland Trust had 14 concurrent meetings. All directors attended at least 75% of the meetings of our Board during 2008, with the exception of Director Tedeschi who attended 64% of the meetings.

During 2008 the Boards of the Company and Rockland Trust both had standing executive, audit, compensation, and nominating committees with the same membership. During 2008 the Rockland Trust Board also had a standing trust committee. All Board committees operate under a written charter approved by the Board which describes the committee’s role and responsibilities. The charter for each Board committee may be viewed by accessing the Investor Relations link on the Rockland Trust website (http://www.rocklandtrust.com).

Directors’ membership on Board committees as of December 31, 2008 is as noted below. Three directors serve as rotating members of the executive committee for a three month term, with the term of each rotating director staggered so that a new director rotates on and off of the committee each month. The following table provides 2008 membership by current directors and meeting information for each of the standing committees of the Company’s Board:

Name	Executive	Audit	Compensation	Nominating

Mr. Jones	X*		X	X
Mr. Sgarzi	X		X	X
Mr. Teuten	X		X	X
Mr. Oddleifson	X
Mr. Anderson	X (rotating basis)			X*
Mr. Gilmore	X (rotating basis)		X*
Ms. Lopolito	X (rotating basis)	X		X
Ms. Miskell	X (rotating basis)	X		X
Mr. Ribeiro	X (rotating basis)
Mr. Spurr	X (rotating basis)	X*
Mr. Sullivan	X (rotating basis)	X**
Mr. Tedeschi	X (rotating basis)

Total Meetings Held In 2008	23 meetings	4 meetings	9 meetings	3 meetings

*	indicates Committee Chairman

**	indicates Committee Vice Chairman

All directors attended at least 75% of the 2008 committee meetings of the Board of which they were members, with the exceptions of Directors Anderson and Spurr who each attended 60% of their rotating Executive Committee meetings.

Director Cash and Equity Compensation

Non-employee directors of the Company and Rockland Trust receive both cash and equity compensation as described below. Board compensation is benchmarked annually by comparison to peer institutions using publicly-available information. Director compensation is designed to attract and retain persons who are well-qualified to serve as directors of the Company and Rockland Trust.

Director Cash Compensation

Non-employee directors of the Company and Rockland Trust receive cash compensation in the form of annual retainers and Board and committee meeting fees. Total cash director compensation depends upon whether a director served as Chair of the Board or one its committees, whether a director served as a permanent or rotating executive committee member, and upon the number of Board and committee meetings a director attended.

The annual retainers for non-employee directors of the Company and of Rockland Trust during 2008 were as follows:

Position	2008 Annual Retainer

Chairman of Board	$15,000
Chairman of Executive Committee	$15,000
Chairman Audit Committee	$12,500
Vice Chairman Audit Committee	$12,500
Chairman Compensation Committee	$10,000
Chairman Nominating & Governance Committees	$10,000
Permanent Executive Committee Member	$12,500
Rotating Executive Committee Member	$10,000

Board meeting fees during the first six months of 2008 were $1,800 per meeting for the Chairman and $850 per meeting for all other directors. Committee meeting fees during 2008 were $1,250 per meeting for the audit committee, $1,600 per meeting for all committee Chairmen and $1,000 per meeting all other Board committee members.

In December 2008, based upon an analysis of peer group data, the Board voted: to alter Board meeting fees by decreasing the Chairman’s per meeting fee to $950 and increasing the per meeting fee for all other directors to $950 per meeting, retroactive to July 2008; and, to increase annual retainers, effective in 2009, as follows:

Position	2009 Annual Retainer

Chairman of Board	$30,000
Chairman of Executive Committee	$25,000
Chairman Audit Committee	$15,000
Vice Chairman Audit Committee	$15,000
Chairman Compensation Committee	$15,000
Chairman Nominating & Governance Committees	$15,000
Permanent Executive Committee Member	$17,000
Rotating Executive Committee Member	$12,000

The Company has established a Deferred Compensation Program that permits non-employee directors who choose to participate to defer all or any portion of the cash compensation they would otherwise receive. Directors who choose to participate in the Deferred Compensation Program have all, or a designated portion, of the cash compensation they would otherwise receive invested in the Company’s common stock. Distributions, in the form of the Company’s common stock, are made to directors who choose to participate in the Deferred Compensation Program following their departure from the Board. During the past year the following directors chose to defer some or all of their cash compensation pursuant to the Deferred Compensation Program: Director Anderson — 100% deferred; Director Jones — 100% deferred; Director Miskell — 100% deferred; and Director Spurr — 50% deferred.

No additional fees were paid to any member of the compensation committee or nominating committee for attendance at committee meetings if they were held concurrently with meetings of the executive committee and/or Board.

No fees were paid to any director who was an employee of the Company or Rockland Trust for attendance at any Board or Board committee meetings.

Director Equity Compensation

In April 2006 shareholders approved the 2006 Independent Bank Corp. Non-Employee Director Stock Plan. The 2006 Director Stock Plan provides that, following each annual shareholders meeting after 2006, each non-employee director who serves on the Board of the Company and/or Rockland Trust at any point during the calendar year of that annual meeting shall automatically and without further action be granted a restricted stock award for 400 shares of common stock. Under the 2006 Director Stock Plan, each person who becomes a non-employee director at any time following the 2006 annual meeting shall, on the first anniversary of his or her election, also be granted a non-statutory option to purchase 5,000 shares of common stock. The 2006 Director Stock Plan also provides that restricted stock awards made to non-employee directors vest upon the earlier of: five years from the date of grant or any earlier date upon which an individual ceases to be a non-employee director for any reason other than removal from the Board for cause.

The following table summarizes the cash and equity compensation paid to non-employee directors in 2008:

DIRECTOR COMPENSATION TABLE

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	Awards(2)	Awards(2)	Compensation	Earnings	Compensation(3)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Richard S. Anderson	$35,900	$6,740	—	N/A	N/A	$648	$43,288
Benjamin A. Gilmore, II	$39,100	$6,740	—	N/A	N/A	$648	$46,488
Kevin J. Jones	$59,300	$6,740	—	N/A	N/A	$648	$66,688
Donna A. Lopolito	$37,700	$6,740	$67	N/A	N/A	$648	$45,155
Eileen C. Miskell	$40,700	$6,740	$67	N/A	N/A	$648	$48,155
Carlos Ribeiro	$28,000	$1,626	—	N/A	N/A	$216	$29,842
Richard H. Sgarzi	$52,400	$6,740	—	N/A	N/A	$648	$59,788
John H. Spurr, Jr.	$40,900	$6,740	—	N/A	N/A	$648	$48,288
Robert D. Sullivan	$40,050	$6,740	—	N/A	N/A	$648	$47,438
Brian S. Tedeschi	$24,150	$6,740	—	N/A	N/A	$648	$31,538
Thomas J. Teuten	$59,400	$7,205	—	N/A	N/A	$648	$67,253

(1)	Column (b) reflects the total fees earned or paid in cash for directors. As noted above, during the past year the following directors chose to defer some or all of their cash compensation pursuant to the Deferred Compensation Program: Director Anderson — 100% deferred; Director Jones — 100% deferred; Director Miskell — 100% deferred; and Director Spurr — 50% deferred.

(2)	The amounts in columns (c) and (d) represent the compensation costs of restricted stock awards and option awards granted to directors as reflected in the Company’s financial statements, excluding the impact of estimated forfeitures. No director awards were forfeited during the year. Restricted stock awards and option awards were valued as of the grant date in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). The full grant date fair value of the restricted stock awards granted in 2007 was $12,628 per Director, or $164,164 in the aggregate. The full grant date fair value of the restricted stock awards granted in 2008 was $11,738 per Director, or $129,118 in the aggregate. There were no option awards granted to directors in 2007 or 2008 respectively. As of December 31, 2008, the aggregate number of restricted stock awards and stock option awards for each non-employee director was as follows:

	Aggregate Outstanding	Aggregate Outstanding
Name	Restricted Stock Awards per Director	Stock Option Awards per Director

Richard S. Anderson	1,200	6,000
Benjamin A. Gilmore, II	1,200	7,000
Kevin J. Jones	1,200	3,000
Donna A. Lopolito, Eileen C. Miskell and Richard H. Sgarzi	1,200	5,000
Carl Ribeiro	400	—
John H. Spurr, Jr, Brian S. Tedeschi, Robert D. Sullivan, and Thomas J. Teuten	1,200	4,000

(3)	Column (g) reflects the dividends paid to directors during 2008 for their unvested restricted stock.

Report of the Audit Committee2

Each member of the audit committee is “independent” as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, the rules and regulations of the SEC thereunder, and the listing standards of the NASDAQ Stock Market. In addition, the Board has determined that the audit committee has three members who each qualify as an “audit committee financial expert” as defined in regulations issued pursuant to the Sarbanes-Oxley Act of 2002. The three members who each qualify as an “audit committee financial expert” are John H. Spurr, Jr., Chairman of the audit committee, Donna A. Lopolito, and Eileen C. Miskell.

The audit committee operates under a written charter adopted and approved by the Board. The current audit committee charter may be viewed by accessing the Investor Relations link on the Rockland Trust website (http://www.rocklandtrust.com). The audit committee is responsible for providing independent, objective oversight of our audit process and for monitoring our accounting, financial reporting, data processing, regulatory, and internal control functions. One of the audit committee’s primary responsibilities is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, who must report directly to the audit committee. The audit committee regularly meets privately with our independent registered public accounting firm, which has unrestricted access to the audit committee.

The other duties and responsibilities of the audit committee are to: (1) oversee and review our financial reporting process and internal control systems; (2) evaluate our financial performance, as well as our compliance with laws and regulations; (3) oversee management’s establishment and enforcement of financial policies; and (4) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department and the Board, including the resolution of any disagreements that may arise regarding financial reporting.

The audit committee has:

•	received the written disclosures and letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), has discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence, and has satisfied itself as to the independence of KPMG LLP;

•	reviewed and discussed our audited, consolidated financial statements for the fiscal year ended December 31, 2008 with our management and KPMG LLP, our independent registered public accounting firm, including a discussion of the quality and effect of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG LLP, including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates; and

•	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

2 This report, and the compensation committee report below, shall not be deemed to be incorporated by reference into any of our previous filings with the SEC and shall not be deemed incorporated by reference into any of our future SEC filings irrespective of any general incorporation language therein.

The following table shows the fees paid or accrued by us for audit, audit related, and tax services provided by KPMG LLP during the fiscal years ended December 31, 2008 and December 31, 2007:

	2008	2007

Audit Fees:
Audit	$614,600	$515,000
SEC Filings	$40,000	$34,000
Audit Related:
Benefit Plan Audit	$—	$3,500
Accounting Issues	$—	$32,700
Acquisition Due Diligence	$41,500	$28,000
All Other Fees:
Tax Compliance	$—	$56,000
Tax Consulting	$3,100	$29,450

Totals:	$699,200	$698,650

The audit committee has considered the nature of the other services provided by KPMG LLP and determined that they are compatible with the provision of independent audit services. The audit committee has discussed the other services with KPMG LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities Exchange Commission to implement the Sarbanes-Oxley Act of 2002.

Based on the review and discussions noted above, the audit committee has voted to include our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. A KPMG LLP representative is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

The audit committee has requested several firms, including KPMG LLP, to respond to a request for proposal to serve as the Company’s independent registered public accounting firm for 2009. As the request for proposal process is not yet complete the Company has not yet selected its independent registered public accounting firm for 2009.

Submitted by:
John H. Spurr, Jr., Chairman
Robert D. Sullivan, Vice-Chairman
Donna A. Lopolito
Eileen C. Miskell
Audit Committee
Independent Bank Corp.

Compensation Committee Interlocks, Insider Participation, and Related Party Transactions

No executive officer of the Company or of Rockland Trust served on the compensation committees of either the Company or Rockland Trust. No director or executive officer of the Company or Rockland Trust served on the compensation committee of any other entity which determined whether to award compensation to any director or executive officer. Information about related party transactions involving two Compensation Committee members (or their immediate family members), namely Director Thomas J. Teuten and Director Kevin J. Jones, is provided below.

Since January 1, 2008, neither the Company nor Rockland Trust has been a party to any transaction or series of transactions in which the amount involved exceeded $120,000 and which any director, executive officer, or holder of more than 5% of our stock, or any member of the immediate family of any such person, had or will have a direct or indirect material interest other than:

•	standard compensation arrangements described below under “Executive Officer Information”; and

•	the transactions described below.

Pursuant to various regulatory requirements and other applicable law, the Board of Rockland Trust must approve certain extensions of credit, contracts, and other transactions between Rockland Trust and any director or executive officer. The Board has adopted a written policy, and Rockland Trust has established written procedures, to implement these requirements which state, in essence, that any transaction between Rockland Trust and any director or executive officer must be made on terms comparable to those which Rockland Trust would reach with an unrelated, similarly situated third-party. Rockland Trust’s General Counsel and Rockland Trust’s designated Federal Reserve Bank Regulation O officer share responsibility for oversight and implementation of the Board policy and Rockland Trust procedures for review of related party transactions.

In August 1989 A.W. Perry, Inc., a real estate developer (“A.W. Perry”), and Rockland Trust entered into a joint venture to develop a three story office building containing approximately 22,000 square feet on a parcel of land in Hanover, Massachusetts (the “Hanover Building”). A.W. Perry and Rockland Trust each had a fifty percent (50%) interest in that joint venture. In 1990, when construction was complete, Rockland Trust entered into a long term written lease for a substantial portion of the Hanover Building. Pursuant to that lease, as amended, Rockland Trust currently occupies all of the office space in the Hanover Building. During 2008 Rockland Trust paid approximately $539,295 in rent to the landlord for the Hanover Building, an entity in which - due to the joint venture — A.W. Perry and Rockland Trust each have a fifty percent (50%) interest. Directors Thomas J. Teuten and John H. Spurr, Jr. are, respectively, Chairman of the Board and President of A.W. Perry. The total rent that Rockland Trust paid during the past year to the landlord for the Hanover Building does not exceed five percent (5%) of A.W. Perry’s 2008 consolidated gross revenues.

During 2008 Rockland Trust paid approximately $256,215 in rent for office space in Brockton, Massachusetts to the Brophy Randolph LLC pursuant to a written lease. The wife, children, and sister-in-law of Director Kevin J. Jones, collectively, have a twenty-six percent (26%) ownership interest in the Brophy Randolph LLC.

During 2008 Rockland Trust paid approximately $120,254 in rent for its Norwell bank branch to the Route 53 Realty Trust, a Massachusetts nominee realty trust, pursuant to a written lease. Director Robert D. Sullivan is one of the trustees of, and a one-third beneficiary of, the Route 53 Realty Trust.

In the opinion of management of the Company, the terms of the foregoing transaction were no less favorable to the Company than those it could have obtained from an unrelated party providing comparable premises or services.

Some of the directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2008 were, also customers of Rockland Trust in the ordinary course of business, or had loans outstanding during 2008, including loans of $200,000 or more, and it is anticipated that such persons and their associates will continue to be customers of and indebted to Rockland Trust in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, were prior approved by the Rockland Trust Board. At December 31, 2008, such loans amounted to approximately $35.3 million (11.47% of total shareholders’ equity). None of these loans to directors, executive officers, or their associates are nonperforming.

EXECUTIVE OFFICER INFORMATION

Current Executive Officers

The Executive Officers of the Company and Rockland Trust currently are:

Name	Position	Age

Christopher Oddleifson	President and CEO of the Company and Rockland Trust	50
Raymond G. Fuerschbach	Senior Vice President and Director of Human Resources of Rockland Trust	58
Edward F. Jankowski	Chief Technology and Operations Officer of Rockland Trust	58
Jane L. Lundquist	Executive Vice President, Director of Retail Banking, Residential Lending, and Corporate Marketing of Rockland Trust	55
Gerard F. Nadeau	Executive Vice President, Commercial Lending of Rockland Trust	51
Edward H. Seksay	General Counsel of the Company and Rockland Trust	51
Denis K. Sheahan	Chief Financial Officer of the Company and of Rockland Trust	43

Christopher Oddleifson.  Information concerning the business experience of Mr. Oddleifson, who is also a director of the Company and Rockland Trust, has been provided previously in the section entitled “Board of Directors.”

Raymond G. Fuerschbach.  Mr. Fuerschbach has served as Senior Vice President and Director of Human Resources of Rockland Trust since April 1994. Prior thereto, Mr. Fuerschbach had been Vice President and Human Resource Officer of Rockland Trust since November 1992. From January 1991 to October 1992, Mr. Fuerschbach served as Director of Human Resources for Cliftex Corp., New Bedford, Massachusetts, a tailored clothing manufacturer, and served in the same capacity for Chesebrough-Ponds, Inc., Health-Tex Division, Cumberland, Rhode Island from 1987 to 1991.

Edward F. Jankowski.  Mr. Jankowski has served as Chief Technology and Operations Officer of Rockland Trust since November 2004. From October 2003 to November 2004, Mr. Jankowski was Chief Risk Officer of the Company and of Rockland Trust. From November 2000 to October 2003, Mr. Jankowski was Chief Internal Auditor of the Company and Rockland Trust. Prior thereto, Mr. Jankowski served as Senior Vice President of North Shore Bank, Peabody, Massachusetts from 1995 to 2000. From 1985 to 1994, Mr. Jankowski was Senior Vice President of Multibank Service Corp., a subsidiary of Multibank Financial Corp., Dedham, Massachusetts.

Jane L. Lundquist.  Ms. Lundquist has served as the Executive Vice President, Director of Retail Banking and Corporate Marketing of Rockland Trust since July 2004. In January 2009 Ms. Lundquist was named the Director of Residential Lending. Ms. Lundquist started working at Rockland Trust, on an interim basis, in April 2004. Prior to joining Rockland Trust Ms. Lundquist served as the President and Chief Operating Officer of Cambridgeport Bank in Cambridge, Massachusetts, and also as President of its holding company, Port Financial Corp.

Gerard F. Nadeau.  Mr. Nadeau has served as the Executive Vice President, Commercial Lending Division of Rockland Trust since July 1, 2007. Mr. Nadeau has worked at Rockland Trust in a variety of capacities since 1984, most recently serving as a Senior Vice President in the Commercial Lending Division from 1992 until 2007.

Edward H. Seksay.  Mr. Seksay has served as General Counsel of the Company and of Rockland Trust since July 2000. Mr. Seksay is a graduate of Suffolk University Law School, where he was Editor-In-Chief of the Law Review. Prior to joining the Company and Rockland Trust, Mr. Seksay was with the Boston, Massachusetts law firm Choate, Hall & Stewart from 1984 to 1991 and with the Boston, Massachusetts law firm Heller, Levin & Seksay, P.C. from 1991 to 2000.

Denis K. Sheahan.  Mr. Sheahan has served as Chief Financial Officer of the Company and Rockland Trust since May 2000. From July 1996 to May 2000, Mr. Sheahan was Senior Vice President and Controller of the Company and Rockland Trust. Prior thereto, Mr. Sheahan served as Vice President of Finance of BayBanks, Inc., Boston, Massachusetts.

The term of office of each executive officer of the Company extends until the first meeting of our Board following the annual meeting of our shareholders and/or until his/her earlier termination, retirement, resignation, death, removal, or disqualification. The term of office of each executive officer of Rockland Trust extends until his/her termination, retirement, resignation, death, removal, or disqualification. Other than with respect to the employment agreements with Mr. Oddleifson, Mr. Fuerschbach, Mr. Jankowski, Mr. Nadeau, Ms. Lundquist, Mr. Seksay, and Mr. Sheahan described below, there are no arrangements or understandings between any executive officer and any other person pursuant to which such person was elected as an executive officer.

Compensation Discussion and Analysis

Compensation Committee — Composition and Responsibility

The Board has determined that all members of the compensation committee are independent directors in accordance with NASDAQ rules. There are currently four directors who serve on the compensation committee: Director Gilmore as Chair, and Directors Jones, Sgarzi, and Teuten.

The compensation committee operates under a written charter approved by the Board. The current compensation committee charter may be viewed by accessing the Investor Relations link on the Rockland Trust website (http://www.rocklandtrust.com). The compensation committee has, as stated in its charter, two primary responsibilities: (i) assisting the Board in carrying out its responsibilities in determining the compensation of the CEO and executive officers of the Company and Rockland Trust; and (ii) establishing compensation policies that will attract and retain qualified personnel through an overall level of compensation that is comparable to, and competitive with, others in the industry and in particular, peer financial institutions.

The compensation committee, subject to the provisions of our 1997 Employee Stock Option Plan and the 2005 Employee Stock Plan, also has authority in its discretion to determine the employees of the Company and Rockland Trust to whom stock options and/or restricted stock awards shall be granted, the number of shares to be granted to each employee, and the time or times at which options and/or restricted stock awards should be granted. The CEO makes recommendations to the compensation committee about equity awards to the employees of the Company and Rockland Trust (other than the CEO). The compensation committee also has authority to interpret the Plans and to prescribe, amend, and rescind rules and regulations relating to the Plans.

The CEO reviews the performance of the executive officers of the Company and Rockland Trust (other than the CEO) and, based on that review, the CEO makes recommendations to the compensation committee about the compensation of executive officers (other than the CEO). The CEO does not participate in any deliberations or approvals by the compensation committee or the Board with respect to his own compensation. The compensation committee makes recommendations to the Board about all compensation decisions involving the CEO and the other executive officers of the Company and Rockland Trust. The Board reviews and votes to approve all compensation decisions involving the CEO and the executive officers of the Company and Rockland Trust. The compensation committee and the Board use tally sheets, showing current and historic elements of compensation, when reviewing executive officer and CEO compensation.

The compensation committee has in recent years been assisted and advised in its work by the following external executive compensation consultants, proprietary surveys, and publicly available materials:

•	Hay Group — Specialists in the Hay proprietary method for determining base salary ranges and for market based review of annual merit programs and salary range changes. Hay has also assisted the compensation committee with recommendations for equity compensation and other compensation matters.

•	Blue Peak Consulting— Executive compensation specialists, with extensive commercial banking expertise. Blue Peak has advised the compensation committee on annual cash incentive programs, total compensation, and peer group comparisons.

•	Sentinel Benefits — Sentinel has provided actuarial and retirement plan design advisory services to the compensation committee.

•	Segal Consulting — Executive compensation specialists, with special expertise in executive retirement plan design.

•	SNL Compensation Services — SNL publishes data gathered from proxy statements and annual reports in the financial services industry.

•	Watson Wyatt Data Services — The bank is a participant in the Wyatt Financial Institutions Compensation report, and utilizes this survey data for comparison purposes

•	Luse Gorman Pomerenk & Schick, P.C. — Luse Gorman is a law firm that specializes in executive compensation and employee benefits. Luse Gorman advised the Company and Rockland Trust during 2008 on revisions to executive officer employment agreements and the amendment and restatement of the Rockland Trust Supplemental Executive Retirement Plan for purposes of compliance with Section 409A of the Internal Revenue Code.

Compensation Philosophy

The compensation philosophy of the Company and Rockland Trust rests on two principles:

•	Total compensation should vary with our performance in achieving financial and non-financial objectives; and

•	Long-term incentive compensation should be closely aligned with the interests of shareholders.

The Company has therefore adopted a “pay for performance” approach that offers a competitive total rewards package to help create long-term value for our shareholders. In designing compensation programs, and making individual recommendations or decisions, the compensation committee focuses on:

•	Aligning the interests of executive officers and shareholders;

•	Attracting, retaining, and motivating high-performing employees in the most cost-efficient manner; and

•	Creating a high-performance work culture.

The Company’s compensation program reflects a mix of stable and at risk compensation, designed to fairly reward executive officers and align their interests with those of shareholders in an efficient manner. Each element of the Company’s compensation program is intended to provide employees with a pay opportunity that is externally competitive and which recognizes individual contributions.

Peer Groups and Benchmarks

The Company periodically benchmarks executive officer total compensation against a peer group. The compensation committee periodically assesses the relevancy of the companies within the peer group and makes changes when appropriate. For 2008, the Peer Group consisted of 19 financial institutions in the New England and Mid-Atlantic market with total assets ranging from approximately $1.7 billion to approximately $6.3 billion. Banks selected as peers for compensation purposes are public and actively traded banks with consumer lending balances representing less than 25% of total loans. Banks located primarily in the New York City market are excluded from the peer group.

The companies included in the peer group in 2008 were: Provident Financial Services Inc., Provident New York Bancorp, Washington Trust Bancorp Inc., Berkshire Hills Bancorp Inc., Flushing Financial Corp., Oceanfirst Financial Corp., S&T Bancorp Inc., Univest Corp of Pennsylvania, Trustco Bank Corp. N.Y., Sandy Spring Bancorp Inc., Lakeland Bancorp Inc., Parkvale Financial Corp., WSFS Financial Corp., Tompkins Financial Corp., ESB Financial Corp., Pennsylvania Commerce Bancorp Inc., First Commonwealth Financial Corp., Camden National Corp., and Sun Bancorp Inc.

In addition to benchmarking against the peer group, the compensation committee evaluates executive compensation by reviewing national and regional surveys that cover a broader group of companies.

Executive Compensation — Elements

The executive compensation program of Rockland Trust has four primary components: base salary, annual cash incentive compensation, long-term equity-based compensation, and benefits. The compensation committee strives to balance short-term and long-term Company performance and shareholder returns in establishing performance criteria. The compensation committee evaluates executive compensation against these performance criteria and competitive executive pay practices before determining changes in base salary, the amount of any incentive payments, stock option awards, restricted stock awards, and other benefits.

•	Base salaries are intended to be competitive relative to similar positions at peer institutions in order to provide Rockland Trust with the ability to pay base salaries that will attract and retain employees with a broad, proven track record of performance.

•	The variable annual cash incentive pay plan is designed to provide a competitive cash payment opportunity based both on individual behavior and the Company’s overall financial performance. The opportunity for a more significant award increases when both the Company and the employee achieve higher levels of performance.

•	Our long-term equity-based compensation incentive plan is generally made available to selected groups of individuals, including our executive officers, in the form of stock options and/or restricted stock. Equity awards have the potential to grow in value over time and seek to reward executives for performance that maximizes long term shareholder returns.

•	To remain competitive in the market for a high caliber management team and to ensure stability and continuity in its leadership, Rockland provides to its CEO and certain named executive officers certain other fringe benefits, such as retirement programs, medical plans, life and disability insurance, use of company owned automobiles, and employment agreements. The compensation committee periodically reviews fringe benefits made available to executive officers to ensure that they are in line with market practice.

Base Salary

Rockland Trust has utilized the Hay Group proprietary job evaluation methodology in establishing competitive salary ranges and midpoints for the executives and officers of Rockland Trust. Hay conducts market analyses of cash compensation within the banking industry and uses its proprietary job evaluation process to recommend salary midpoints and ranges that reflect competitive factors and maintain internal equity. The Company targets the 50th percentile for its salary ranges as a result of Hay’s recommendations and current market conditions. Hay makes annual recommendations to the compensation committee regarding market based changes to its salary ranges and merit increase programs. Hay conducted a review of base salaries and midpoints and salary ranges in 2008. The review involved analysis of the executive positions and a comparison to comparable positions in the Hay database. The recommendations of Hay for changes to executive midpoints were adopted in February 2009.

On February 27, 2009, the Board approved Mr. Oddleifson’s recommendation for a $25,000 increase to Ms. Lundquist’s base salary due to her assumption of additional responsibilities for oversight of residential mortgage origination.

Annual Cash Incentive Compensation

In 2004, the compensation committee, with assistance from Blue Peak Consulting, amended the Cash Incentive Compensation Plans for executives and other Rockland Trust officers to increase linkage between individual performance and shareholder results. The compensation committee considered Blue Peak’s recommendations when it adopted the design and parameters of its cash incentive compensation programs for executive officers of the Company and for other Rockland Trust officers.

In February 2008 the Board approved the 2008 Executive Cash Incentive Plan, which provided for cash incentive payment to executive officers for 2008 to be determined as follows:

•	the CEO’s payment was determined from the product of the CEO’s Target Award multiplied by the Bank Performance Adjustment Factor; and

•	payments for each other executive officer were determined from the product of the participant’s Target Award multiplied by the Bank Performance Adjustment Factor and multiplied by the participant’s Individual Performance Adjustment Factor.

A “Target Award” was an executive officer’s base salary on November 1, 2008, multiplied by the target percentage established for each executive officer, as follows: CEO Oddleifson — 45%, Mr. Nadeau — 30%, Ms. Lundquist — 30%, Mr. Seksay — 20%, and Mr. Sheahan — 30%.

The Bank Performance Adjustment Factor was determined by the level of the Company’s performance against criteria for earnings per share (EPS), return on average equity (ROAE), and return on average assets (ROAA). In the 2008 Executive Cash Incentive Plan, the EPS measurement was defined as GAAP diluted earnings per share before annual cash incentive payments, as adjusted for material non reoccurring events. The target EPS for 2008, so defined, was $2.29, with a threshold for payment of $2.11 and a maximum plan payout of $2.37. The range of the Bank Performance Adjustment Factor for the CEO, and for all executive officers other than the CEO, is based upon the level of the Company’s attainment against those EPS criteria, as follows: CEO range — 25% threshold to 200% maximum; the range for all other executive officers was 50% threshold to 125% maximum. If 2008 Executive Cash Incentive Plan threshold levels for either ROAE of 12.5% or ROAA of 1.00% were not met, the Bank Performance Adjustment Factor, as determined by the Company’s performance against EPS criteria, would be reduced to 75% of what the Bank Performance Adjustment Factor would have been using only the EPS criteria. The 2008 Executive Cash Incentive Plan also permitted payments to be reduced if regulatory compliance results or asset quality measures are not satisfactory.

The Individual Performance Adjustment Factor is not applicable to the CEO. For all executive officers other than the CEO, the Individual Performance Factor will be adjusted upward or downward within a possible range from zero (0.0) to one and seven-tenths (1.70) based upon an evaluation of the executive officer’s personal achievement as determined by the CEO during the year.

The 2008 Executive Cash Incentive Plan was administered by the Board based upon the recommendations of the compensation committee. All determinations regarding the achievement of any performance goals, the achievement of individual performance goals and objectives, and the amount of any individual award were made by the Board, in its sole and absolute discretion, based upon the recommendations of the compensation committee. The Board’s determinations need not be uniform and may be made selectively among persons who receive, or who are eligible to receive, an award. Notwithstanding any other provision of the 2008 Executive Cash Incentive Plan to the contrary, the Board reserved the right, in its sole and absolute discretion, to: make adjustments to the Bank Performance Adjustment Factor, within the range of parameters set forth in the 2008 Executive Cash Incentive Plan, based upon one-time, non-recurring, or extraordinary events or any other reason that the Board deems appropriate; increase the award for the CEO up to a maximum of 1.25 times the amount that would be called for by the product of the CEO’s Target Award multiplied by the Bank Performance Adjustment Factor; and to reduce, including a reduction to zero, any award to an executive officer otherwise payable.

The targets for payment under the 2008 Executive Incentive Plan were not attained. The Board determined that the targets were not met primarily as a result of non-cash write-downs of the Company’s securities portfolio and an increased loan loss provision. Nevertheless, the Company performed strongly relative to its peer group in 2008. Loan, deposit, and fee revenue growth were strong, expenses were well contained, and credit loss was minimal. Management successfully completed the merger of Slades Bank and negotiated the acquisition of Benjamin Franklin Bancorp, Inc. on favorable terms. The Company’s performance to its peer group, as measured in the FDIC Uniform Bank Holding Company reports through the third quarter of 2008, was in the 68th percentile of all banks from $3-10 billion in assets. For these reasons, in February 2009 the Board accepted the recommendation of the Compensation Committee to award discretionary cash bonuses to the CEO and to the other executive officers in the amounts set forth in the summary compensation table below. The discretionary cash bonuses approved by the Board were computed in a manner consistent with the computation of discretionary cash bonuses awarded in February 2009 to non-executive officers of Rockland Trust.

Long Term Compensation

Equity Compensation

The determination of the size of any long term equity compensation grant is made based on competitive factors and the attainment of strategic long term objectives. Equity compensation and stock ownership serve to link the net worth of executive officers to the performance of our common stock.

In February 2008 the Company granted stock options to the CEO and to the other executive officers as set forth below in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”

Benefits

Nonqualified Retirement Plans for Executive Officers

The objective of the Company’s nonqualified retirement program is to provide from all Rockland Trust-funded sources, inclusive of social security, approximately 60% of the average of the highest five year annual covered compensation for a full 25-year career, with proportionate reduction for less than a 25-year career. In 1998, the Company amended the objective of its non-qualified retirement program to include cash incentive compensation in the calculation of retirement income objectives. This was done in response to current peer practices in this area of long-term compensation and was consistent with the results of a survey of executive retirement practices published by the Hay Group. To help accomplish the objectives of the non-qualified retirement program, the Company maintains a non-qualified defined benefit supplemental executive retirement plan (the “Rockland SERP”). Assets sufficient to fund the actuarial accrued liability of the Rockland SERP are held in a Rabbi Trust.

In 2008, the Company engaged the actuarial services of Sentinel Benefits to review the benefits provided under the Rockland SERP. The actuarial analysis suggested that changes to continue to meet the retirement objectives provided by the Rockland SERP would be appropriate. In November 2008 the Board voted to amend the Rockland SERP to provide benefits as set forth in the table below entitled “Pension Benefits.” In 2008 the Rockland SERP was also restated and amended to comply with Section 409A of the Internal Revenue Code.

Qualified Retirement Plans for Executive Officers

In 2006 the Company undertook an in depth analysis of Rockland Trust’s Defined Benefit Plan which, at that point, provided a normal retirement benefit equal to (a) two percent (2%) of final average compensation less (b) sixty-five hundredths of a percent (0.65%) of covered compensation as defined for Social Security purposes times (c) years of service to 25. For participants who had completed 20 or more years of service, an additional benefit of one-half percent (0.5%) times final average compensation times service in excess of 25 years, but not exceeding ten additional years was provided. As a result of the changing demographics of the workplace and the need for predictability of future retirement expenses, on July 1, 2006 benefit accruals under the Defined Benefit Plan were discontinued for all employees. Vesting service under the Defined Benefit Plan will continue to accrue for future service for all employees.

After considering alternative plan designs, long term costs, and competitive offerings, a non-discretionary defined contribution benefit was added as of July 1, 2006 to Rockland Trust’s existing 401(k) Savings and Stock Ownership Plan. For each plan participant, the Company contributes 5% of qualified compensation up to the Social Security taxable wage base and 10% of amounts in excess of covered compensation up to the maximum IRS limit for qualified plan compensation. These contributions were designed to be consistent with IRS and ERISA safe harbor provisions for non discrimination to non highly compensated employees. Sentinel Benefits, a compensation and benefit consultant firm, provided actuarial and advisory services to assist the Company in the retirement plan decision made in 2006. The defined contribution benefit applies to all qualified Rockland Trust employees, including the named executive officers.

The actuarially determined present values of the named executives’ retirement benefits as of the end of last year are reported in the table below entitled “Pension Benefits.”

Capital Purchase Program Executive Compensation Requirements and Effects

On October 3, 2008 the federal law known as the Emergency Economic Stabilization Act of 2008 was enacted. That law established executive compensation and corporate governance requirements for any financial institution that chose to participate in the Troubled Asset Relief Program with respect to any “senior executive officer,” defined as one of the top 5 highly paid executives whose compensation is required to be disclosed pursuant to securities laws. Soon thereafter the United States Department of the Treasury established the Capital Purchase Program as part of the Troubled Asset Relief Program and issued regulations to implement the executive compensation and corporate governance requirements of the Emergency Economic Stabilization Act of 2008. The executive compensation and corporate governance requirements set forth in the law and those regulations which are applicable to financial institutions which chose to participate in the Capital Purchase Program include:

•	A provision for recovery by the financial institution of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	A prohibition on the financial institution making any “golden parachute” payment to a senior executive officer, defined in accordance with Section 280G of the Internal Revenue Code as any payment in excess of three times a senior executive officer’s “base amount,” during the period when the Treasury Department holds an equity or debt position in the financial institution;

•	A prohibition on the financial institution taking an expense deduction for any compensation over $500,000 paid to any senior executive officer during the period when the Treasury Department holds an equity or debt position in the financial institution;

•	A requirement that the financial institution’s Compensation Committee, within 90 days of the financial institution’s Capital Purchase Program participation, meet with the financial institution’s senior risk officers (or other personnel acting in a similar capacity) to review senior executive officer incentive compensation arrangements and identify any features in them that would lead the senior executive officers to take unnecessary and excessive risks that could threaten the value of the financial institution;

•	A requirement that, after the initial risk review meeting, the Compensation Committee meet at least annually with the senior risk officers (or other personnel acting in a similar capacity) to discuss and review the relationship between the financial institution’s risk management policies and practices and the senior executive officer incentive compensation arrangements; and

•	A requirement that the Compensation Committee certify, in the Compensation and Discussion Analysis Section of the proxy statement, that it has completed the required review of senior executive officer incentive compensation arrangements.

On January 9, 2009 the Company became a Capital Purchase Program participant when it issued and sold to the United States Treasury preferred stock and a warrant to purchase the Company’s common stock. In connection with the closing of that transaction: the Board of the Company and of Rockland Trust unanimously voted to amend, for the duration of the Company’s Capital Purchase Program participation, any benefit plan or other agreement to which any senior executive officer is a party to comply with Capital Purchase Program legal requirements; and, each of Mr. Oddleifson, Ms. Lundquist, Mr. Nadeau, Mr. Seksay, and Mr. Sheahan, as the Company’s senior executive officers, signed waivers and releases effective for the duration of the Company’s Capital Purchase Program participation which acknowledged that they were subject to the Capital Purchase Program compensation restrictions and which waived and released their rights to receive any compensation in excess of the amounts permitted by Capital Purchase Program legal requirements.

The Compensation Committee hereby certifies that it has reviewed with the Company’s senior risk officer the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

On February 17, 2009 the American Recovery and Reinvestment Act of 2009, commonly known as the economic stimulus bill, was enacted. A portion of that law amended the executive compensation and corporate governance requirements in the Emergency Economic Stabilization Act of 2008 which are applicable to Capital Purchase Program participants. The new law requires both the Treasury Department and the Securities and Exchange Commission to issue additional regulations to implement those changes, which include:

•	A provision for recovery by the financial institution of any bonus, retention award, or incentive compensation paid to a senior executive officer and any of the next 20 most highly compensated employees of the financial institution based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•	A prohibition on the financial institution making any “golden parachute” payment, defined as “any payment to a senior executive officer for departure from a company for any reason, except for payments for services performed or benefits accrued,” to a senior executive officer or any of the next 5 most highly-compensated employees during the period in which any Capital Purchase Program obligation remains outstanding;

•	A prohibition against, at the Company’s level of Capital Purchase Program participation, the payment or accrual of any bonus, retention award, or incentive compensation to at least the 5 most highly-compensated employees “or such higher number” as the Treasury Department may determine is in the public interest during the period in which any Capital Purchase Program obligation remains outstanding;

•	A limitation, at the Company’s level of Capital Purchase Program participation, on the amount of restricted stock that may be awarded to at least the 5 most highly-compensated employees “or such higher number” as the Treasury Department may determine is in the public interest, as well as a prohibition against the full vesting of any restricted stock awarded within those established limits during the period in which any Capital Purchase Program obligation remains outstanding;

•	Additional certification requirements for the financial institution’s Compensation Committee, the Chief Executive Officer, and the Chief Financial Officer;

•	Adoption of a company-wide policy for “luxury expenditures” related to aviation or transportation services, office renovations, entertainment or events, and other things that are not “reasonable”;

•	Permission of a non-binding shareholder votes at any annual meeting during the period in which any Capital Purchase Program obligation remains outstanding to approve the compensation of executives as disclosed in the proxy statement; and

•	A Treasury Department review of bonuses, retention awards, and other compensation paid to senior executive officers and the next 20 most “highly compensated employees” before the date of enactment of the American Recovery and Reinvestment Act of 2009 to determine if any such payments were inconsistent with the new law, the Troubled Asset Relief Program, or were otherwise contrary to the public interest.

The Treasury Department and the Securities and Exchange Commission have not yet issued regulations to implement the American Recovery and Reinvestment Act of 2009. It is not clear when the amended executive compensation and corporate governance requirements set forth in the American Recovery and Reinvestment Act of 2009 become effective.

As the waivers and releases signed by each of Mr. Oddleifson, Ms. Lundquist, Mr. Nadeau, Mr. Seksay, and Mr. Sheahan are only effective for the duration of the Company’s Capital Purchase Program participation and as it is uncertain how long the Company will participate in the Capital Purchase Program, the disclosures which follow regarding employment agreements do not take into account the effect of the restrictions imposed by either the Emergency Economic Stabilization Act of 2008 or the American Recovery and Reinvestment Act of 2009.

Employment Agreements

The Company and/or Rockland Trust have entered into employments agreements with the CEO and the executive officers, the details of which are set forth below, to ensure the continuity of executive leadership, to clarify the roles and responsibilities of executives, and to make explicit the terms and conditions of executive employment. Provisions concerning a change of control of the Company, and terms of compensation in that event, are included in these employment agreements consistent with what the compensation committee believes to be best industry practices, taking the current environment of consolidation within the financial services industry into account. The change of control language in employment agreements is designed to ensure that executives devote their full energy and attention to the best long term interests of the shareholders in the event that business conditions or external factors make consideration of a change of control appropriate.

CEO Employment Agreement

In January 2003, the Company and Rockland Trust entered into an employment agreement with Mr. Oddleifson for him to serve as President of the Company and Rockland Trust and to serve as CEO of the Company and Rockland Trust beginning February 24, 2003. The agreement provides Mr. Oddleifson with a base annual salary which may be increased at the discretion of the Board, the use of a Rockland Trust owned automobile, a fully vested stock-option grant of 50,000 shares under the 1997 Plan, and participation in the various benefit programs provided by the Company, including group life insurance, sick leave and disability, retirement plans and medical insurance programs. The Company paid to relocate Mr. Oddleifson and his family from Charlotte, North Carolina and for temporary living expenses on a grossed up for taxes basis.

In April of 2005, the employment agreement was amended to provide that in the event of an involuntary termination of Mr. Oddleifson by the Company or Rockland Trust for reasons other than cause, as defined in the agreement, or resignation by Mr. Oddleifson for “good reason,” as defined in the agreement, Mr. Oddleifson would:

•	receive, in a lump sum, his base salary for an amount equal to three years times Mr. Oddleifson’s then current Base Salary;

•	be entitled to continue to participate in and receive benefits under the Company’s group health and life insurance programs for 18 months or, at his election, to receive a payment in an amount equal to the cost to the Company of Mr. Oddleifson’s participation in such plans and benefits for 18 months with a gross-up for taxes;

•	would receive immediate vesting of all stock options which would and remain exercisable for the three months following termination; and

•	have continued use of his Company-owned automobile for 18 months.

Resignation for “good reason” under the employment agreement, means, among other things, the resignation of Mr. Oddleifson after (i) the Company or Rockland Trust, without the express written consent of Mr. Oddleifson, materially breaches the agreement to his substantial detriment; (ii) the Board of the Company or of Rockland Trust, without cause, substantially changes Mr. Oddleifson’s core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties of President and CEO of the Company and Rockland Trust; (iii) the Board of the Company or of Rockland Trust without cause, places another executive above Mr. Oddleifson in the Company or Rockland Trust; or (iv) a change of control, as defined in the agreements, occurs. Mr. Oddleifson is required to give the Company or Rockland Trust thirty days notice and an opportunity to cure in the case of a resignation effective pursuant to clauses (i) through (iv) above. The estimated expense to the Company in the event of involuntary termination or termination for good reason of Mr. Oddleifson as of December 31, 2008 is $1,476,180.

In the event of a termination of Mr. Oddleifson by the Company or Rockland Trust “for cause,” Mr. Oddleifson would forfeit benefits under the Rockland SERP.

In the event of a change of control, Mr. Oddleifson is entitled to a lump sum of three years base salary plus three times his incentive compensation paid in the preceding twelve months or the plan’s target, whichever is greater, plus continued participation in the insurance benefits for a three year period. All stock options granted to Mr. Oddleifson would immediately vest and remain exercisable for three months following the date of his termination. The Company is obligated to credit and fund three years additional service in the Rockland SERP and Mr. Oddleifson is entitled to a tax gross up for any amounts in excess of IRS 280G limitations. The estimated expense to the Company of Mr. Oddleifson’s termination in the event of a change in control as of December 31, 2008 is $4,775,166.

In November 2008 Mr. Oddleifson’s employment agreement was amended and restated to comply with Section 409A of the Internal Revenue Code.

Executive Officer Employment Agreements

In December 2004, the Company and Rockland Trust (in the case of those individuals who are also officers of the Company), entered into revised employment agreements with Ms. Lundquist, Mr. Seksay, and Mr. Sheahan (the “Employment Agreement Group”) that are, in substance, virtually identical. In December of 2007 Rockland Trust entered into an employment agreement with Mr. Nadeau that is, in substance, identical to the agreements of the previously named executive officers. These agreements, as revised, are terminable at will by either party. These agreements established base annual salaries which may be increased at the discretion of the Board. The employment agreements also provide for members of the Employment Agreement Group to participate in various benefit programs of Rockland Trust, including group life insurance, sick leave and disability, retirement plans and medical insurance programs for the use of a Rockland Trust-owned automobile. The employment agreements further provide that if any member of the Employment Agreement Group is terminated involuntarily for any reason other than cause, as defined in the agreements, or if any member of the Employment Agreement Group resigns for “good reason,” as defined in the agreements, he or she would be entitled to:

•	receive his/her then current base salary for twelve months;

•	participate in and receive benefits under Rockland Trust’s group health and life insurance programs for twelve months or, to the extent such plans or benefits are discontinued and no comparable plans or benefits are established, to receive a payment equal to the cost to Rockland Trust of such member of the Employment Agreement Group’s participation in such plans and benefits for such period with a gross up for taxes; and,

•	have all stock options previously granted immediately become fully exercisable and remain exercisable for a period of three months following his/her termination.

Resignation for “good reason” under the employment agreements, means, among other things, the resignation of the member of the Employment Agreement Group after (i) Rockland Trust, without the express written consent of the applicable member of the Employment Agreement Group, materially breaches the agreement to his/her substantial detriment; or (ii) the Rockland Trust Board of Directors, or its President and CEO, without cause, substantially changes the member of the Employment Agreement Group’s core duties or removes his/her responsibility for those core duties, so as to effectively cause him/her to no longer be performing the duties for which he/she was hired. Each of the members of the Employment Agreement Group is required to give Rockland Trust thirty days notice and an opportunity to cure in the case of a resignation for good reason. As of December 31, 2008, the estimated expense to the company in the event of involuntary termination or termination for good reason of Mr. Nadeau is $250,957, of Ms. Lundquist is $255,956, of Mr. Seksay is $240,957, and Mr. Sheahan is $280,956.

If a member of the Employment Agreement Group is terminated following a change of control, as defined in the agreements, he/she shall receive a lump sum payment equal to 36 months salary, plus a lump sum payment equal to three times the greater of (x) the amount of any incentive payment paid out within the previous 12 months under the Executive Incentive Plan or (y) the amount of any incentive payment paid out during the 12 months prior to such change of control under the Executive Incentive Plan. The Company is obligated to credit and fund three (3) years additional service in the Rockland SERP and the member of the Employment Agreement Group may continue to participate in and receive benefits under Rockland Trust’s group health and life insurance programs for thirty-six months or, to the extent such plans or benefits are discontinued and no comparable plans or benefits are established, to receive a payment equal to the cost to Rockland Trust of such member of the Employment Agreement Group’s participation in such plans and benefits for such period with a gross up for taxes. Also, during the 30 day period that comes one year after a change of control of the Company (as defined in the agreements), members of the Employment Agreement Group have the unqualified right to resign for any reason, or for no reason, and to receive the benefit provided for following the occurrence of a change of control as if such resignation was a resignation for good reason. These amounts are subject to the limits of Section 280G of the Internal Revenue Code and will be rolled back to an amount less than the limit. As of December 31, 2008, the estimated expense to the Company of a termination of the executives named in the tables, in the event of a change of control is $694,025 for Mr. Nadeau, is $753,046 for Ms. Lundquist, is $778,120 for Mr. Seksay, and is $945,827 for Mr. Sheahan.

In November 2008 the employment agreements for each member of the Employment Agreement Group were amended and restated to comply with Section 409A of the Internal Revenue Code.

Tabular Disclosures Regarding Executive Officers

The following tables provide compensation information for the CEO, the CFO, and the Company’s three other most highly compensated current executive officers (collectively, the “named executive officers”):

SUMMARY COMPENSATION TABLE

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)(3)	($)(1)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Christopher Oddleifson CEO	2008	502,462	172,000	N/A	92,081	N/A	166,386	20,711	953,640
	2007	480,770	0	N/A	45,992	208,800	104,184	20,329	860,005
	2006	463,077	0	N/A	205	190,350	89,533	9,036	752,201
Denis K. Sheahan CFO	2008	262,231	60,000	N/A	37,820	N/A	100,731	21,677	482,459
	2007	256,254	0	N/A	18,369	90,000	36,043	20,374	424,040
	2006	246,539	0	N/A	102	75,000	24,577	13,546	359,764
Gerard Nadeau EVP	2008	238,947	60,000	N/A	43,242	N/A	145,907	22,569	302,959
	2007	225,517	0	N/A	17,248	62,000	358,647	19,373	682,785
Jane Lundquist EVP	2008	218,269	50,000	N/A	31.640	N/A	24,839	28,192	352,940
	2007	211,000	0	N/A	14,695	74,000	18,914	25,202	343,811
	2006	204,099	0	N/A	10,579	65,000	23,519	20,256	323,453
Edward H. Seksay General Counsel	2008	228,770	35,000	N/A	20,392	N/A	73,192	21,616	378,970
	2007	220,539	0	N/A	9,184	58,000	33,334	14,875	335,932
	2006	212,216	0	N/A	89	50,000	31,581	9,073	302,959

(1)	The amounts listed in column (d) for 2008 represent the discretionary cash bonuses which the Board awarded for 2008 performance. The amounts listed in column (g) for 2007 and 2006 are the amounts which the Board awarded for 2007 and 2006 performance pursuant to the Executive Cash Incentive Plans for those years.

(2)	The assumptions used in the valuation for any awards reported in the Stock Awards column (column (e)) and the Option Awards column (column (f)) can be found in the Stock-Based Compensation section of the Notes to Consolidated Financial Statements filed as part of the Company’s 2008 Annual Report on Form 10-K.

(3)	The amounts listed in column (f) represent the compensation cost of option awards as reflected in the Company’s financial statements, excluding the impact of estimated forfeitures.

(4)	The amounts listed in column (h) represent only the aggregate change in the actuarial present value of the individual’s accumulated benefit under Rockland Trust’s frozen defined benefit plan because “Nonqualified Deferred Compensation Earnings” is inapplicable.

(5)	The amounts in column (i) include 401(k) matching contributions, defined contribution plan contributions, the value of excess life insurance, and the value of a Company-owned car. The only 2008 perquisite/personal benefit aggregated in column (i) which exceeds $10,000 is the value of a Company-owned car attributed to Ms. Lundquist in the amount of $12,820.

GRANTS OF PLAN-BASED AWARDS

“Grant Date” refers to the date of stock option grants during 2008. The exercise price of option awards was calculated, in accordance with the 2005 Employee Stock Plan, as the average of the high and low trading prices on the date of grant.

No amounts are set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns due to the executive compensation restrictions set forth in the American Recovery and Reinvestment Act of 2009 which are described above.

											Full	Closing
								All Other	All Other		Grant	Price of
								Stock	Option		Date	Stock
								Awards:	Awards:	Exercise	Fair	Underlying
					Estimated Future Payouts Under			Number	Number	or Base	Value of	Option
		Estimated Future Payouts Under			Equity			of Shares	of Securities	Price of	Equity-	Awards on
		Non-Equity Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	Based	Date of
	Grant	Threshold	Target	Maximum		Target	Maximum	or Units	Options	Awards	Awards	Grant
Name	Date	($)	($)	($)	Threshold($)	($)	($)	(#)	(#)	($/Sh)	($)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

Christopher Oddleifson	2/14/2008	0	0	0	N/A	N/A	N/A	0	40,000	28.27	225,296	27.61
Denis K. Sheahan	2/14/2008	0	0	0	N/A	N/A	N/A	0	17,000	28.27	95,751	27.61
Jane Lundquist	2/14/2008	0	0	0	N/A	N/A	N/A	0	15,000	28.27	84,486	27.61
Gerard Nadeau	2/14/2008	0	0	0	N/A	N/A	N/A	0	15,000	28.27	84,486	27.61
Edward H. Seksay	2/14/2008	0	0	0	N/A	N/A	N/A	0	10,000	28.27	56,324	27.61

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The table set forth below contains individual equity awards that were outstanding as of December 31, 2008 for the named executive officers.

	Option Awards						Stock Awards
									Equity Incentive	Equity Incentive
				Equity Incentive					Plan Awards:	Plan Awards:
				Plan Awards				Market	Number of	Market or
				Number			Number	Value of	Unearned	Payout Value
	Number of	Number of		of Securities			of Shares	Shares	Shares,	of Unearned
	Securities	Securities		Underlying			or Units	or Units	Units or	Shares, Units
	Underlying	Underlying		Unexercised	Option		of Stock	of Stock	Other	or Other Rights
	Unexercised	Unexercised		Unearned	Exercise	Option	That Have	That Have	Rights That	That Have
	Options (#)	Options (#)		Options	Price	Expiration	Not Vested	Not Vested	Have Not	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	(#)	Vested	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(#)(i)	(j)

Christopher Oddleifson	32,000	0		0	$28.895	12/14/2012	n/a	n/a	n/a	n/a
	50,000	0		0	$24.4095	1/9/2013	n/a	n/a	n/a	n/a
	16,650	0		0	$30.14	12/11/2013	n/a	n/a	n/a	n/a
	31,000	0		0	$34.18	12/9/2014	n/a	n/a	n/a	n/a
	5,000	20,000	(1)	0	$32.995	2/15/2017	n/a	n/a	n/a	n/a
	0	40,000	(3)	0	$28.270	2/14/2018	n/a	n/a	n/a	n/a
Denis K. Sheahan	1,250	0		0	$12.4063	12/23/2009	n/a	n/a	n/a	n/a
	7,000	0		0	$11.9063	12/20/2010	n/a	n/a	n/a	n/a
	10,100	0		0	$20.125	12/19/2011	n/a	n/a	n/a	n/a
	18,000	0		0	$28.895	12/14/2012	n/a	n/a	n/a	n/a
	9,850	0		0	$23.47	12/19/2012	n/a	n/a	n/a	n/a
	8,300	0		0	$30.14	12/11/2013	n/a	n/a	n/a	n/a
	12,000	0		0	$34.18	12/9/2014	n/a	n/a	n/a	n/a
	2,000	8,000	(1)	0	$32.995	2/15/2017	n/a	n/a	n/a	n/a
	0	17,000	(3)	0	$28.270	2/14/2018	n/a	n/a	n/a	n/a

	Option Awards						Stock Awards
									Equity Incentive	Equity Incentive
				Equity Incentive					Plan Awards:	Plan Awards:
				Plan Awards				Market	Number of	Market or
				Number			Number	Value of	Unearned	Payout Value
	Number of	Number of		of Securities			of Shares	Shares	Shares,	of Unearned
	Securities	Securities		Underlying			or Units	or Units	Units or	Shares, Units
	Underlying	Underlying		Unexercised	Option		of Stock	of Stock	Other	or Other Rights
	Unexercised	Unexercised		Unearned	Exercise	Option	That Have	That Have	Rights That	That Have
	Options (#)	Options (#)		Options	Price	Expiration	Not Vested	Not Vested	Have Not	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	(#)	Vested	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(#)(i)	(j)

Gerald Nadeau	1,800	0		0	$12.4063	12/23/2009	n/a	n/a	n/a	n/a
	4,675	0		0	$11.9063	12/20/2010	n/a	n/a	n/a	n/a
	4,900	0		0	$20.125	12/19/2011	n/a	n/a	n/a	n/a
	7,500	0		0	$28.895	12/14/2012	n/a	n/a	n/a	n/a
	4,375	0		0	$23.470	12/19/2012	n/a	n/a	n/a	n/a
	3,850	0		0	$30.14	12/11/2013	n/a	n/a	n/a	n/a
	6,500	0		0	$34.18	12/9/2014	n/a	n/a	n/a	n/a
	1,000	4,000	(1)	0	$32.995	2/15/2017	n/a	n/a	n/a	n/a
	2,000	8,000	(2)	0	$29.375	7/19/2017	n/a	n/a	n/a	n/a
	0	15,000	(3)	0	$28.270	2/14/2018	n/a	n/a	n/a	n/a
Jane Lundquist	10,000	0		0	$28.895	12/14/2012	n/a	n/a	n/a	n/a
	6,666	0		0	$28.06	7/19/2014	n/a	n/a	n/a	n/a
	10,000	0		0	$32.765	10/20/2014	n/a	n/a	n/a	n/a
	12,000	0		0	$34.18	12/9/2014	n/a	n/a	n/a	n/a
	1,600	6,400	(1)	0	$32.995	2/15/2017	n/a	n/a	n/a	n/a
	0	15,000	(3)	0	$28.270	2/14/2018	n/a	n/a	n/a	n/a
Edward H. Seksay	7,500	0		0	$28.895	12/14/2012	n/a	n/a	n/a	n/a
	8,725	0		0	$23.47	12/19/2012	n/a	n/a	n/a	n/a
	7,275	0		0	$30.14	12/11/2013	n/a	n/a	n/a	n/a
	7,500	0		0	$34.18	12/9/2014	n/a	n/a	n/a	n/a
	1,000	4,000	(1)	0	$32.995	2/15/2017	n/a	n/a	n/a	n/a
	0	10,000	(1)	0	$28.270	2/14/2018	n/a	n/a	n/a	n/a

(1)	These options vest evenly over a five-year period, with one-fifth of each grant vesting on each of February 15, 2008, 2009, 2010, 2011, and 2012.

(2)	These options vest evenly over a five-year period, with one-fifth of the grant vesting on each of July 19, 2008, 2009, 2010, 2011, and 2012.

(3)	These options vest evenly over a five-year period, with one-fifth of the grant vesting on each of February 15, 2009, 2010, 2011, 2012, and 2013.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the aggregate amount of options exercised during the last fiscal year and the value realized thereon.

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
	Exercise	Upon Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Christopher Oddleifson	—	—	N/A	N/A
Denis K. Sheahan	3,625	19,800	N/A	N/A
Jane Lundquist	—	—	N/A	N/A
Gerald Nadeau	2,000	21,752	N/A	N/A
Edward H. Seksay	—	—	N/A	N/A

PENSION BENEFITS

The following table provides details of the present value of the accumulated benefit and years of credited service for the named executive officers and under the Company’s qualified and non-qualified retirement programs.

The Rockland Trust SERP Participation Agreements provide for an annual benefit payable at age 65 to the executive upon termination of employment at age 62 or later. Should the executive terminate employment prior to age 62, the benefit is prorated based on the executive’s benefit service as of employment termination relative to the executive’s projected benefit service at age 65. The accumulated benefit shown in the table has been calculated assuming the executive terminated employment as of the date of disclosure. The present value of accumulated benefit has been calculated assuming the executive will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable as a life annuity. The assumptions used are those required under GAAP, including a discount rate of 5.54% and post-retirement mortality according to the RP2000 Annuity Mortality Table.

			Present Value of	Payments During
	Plan	Number of Years	Accumulated Benefit	Last Fiscal Year
Name	Name	Credited Service	($)	($)
(a)	(b)	(#)(c)	(d)	(e)

Christopher Oddleifson	Defined Benefit Plan	2.417	37,000	0
	Rockland SERP	4.917	504,203	0
Denis K. Sheahan	Defined Benefit Plan	8.917	85,000	0
	Rockland SERP	12.417	333,429	0
Gerald Nadeau	Defined Benefit Plan	22.5	252,000	0
	Rockland SERP	24.50	416,554	0
Jane Lundquist	Defined Benefit Plan	0.917	20,000	0
	Rockland SERP	3.75	64,821	0
Edward H. Seksay	Defined Benefit Plan	4.917	74,000	0
	Rockland SERP	7.417	206,508	0

Deferred Compensation

Rockland Trust does not sponsor deferred compensation programs for its executives. A table regarding nonqualified deferred compensation is therefore omitted.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon that review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement and, through incorporation by reference, also in our Annual Report on Form 10-K

Submitted by:
Benjamin A. Gilmore, II, Chair
Kevin J. Jones
Richard H. Sgarzi
Thomas J. Teuten
Compensation Committee
Independent Bank Corp.

STOCK OWNERSHIP AND OTHER MATTERS

Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of January 31, 2009, with respect to (i) any person or entity who is known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director, (iii) each of the named executive officers, and (iv) all directors and all executive officers of the Company as a group:

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class(1)

Barclays Global Investors NA 45 Fremont Street San Francisco, CA 94105-2228	1,094,315	(2)	6.71%
Richard S. Anderson	38,623	(3)	**
Benjamin A. Gilmore, II	17,128	(4)	**
Kevin J. Jones	97,909	(5)	**
Donna A. Lopolito	7,520	(6)	**
Jane L. Lundquist	66,326	(7)	**
Eileen C. Miskell	24,420	(8)	**
Gerard Nadeau	66,872	(9)	**
Christopher Oddleifson	215,300	(10)	1.32%
Carl Ribeiro	7,354	(11)	**
Edward H. Seksay	49,040	(12)	**
Richard H. Sgarzi	152,146	(13)	**
Denis K. Sheahan	107,590	(14)	**
John H. Spurr, Jr.	338,768	(15)	2.08%
Robert D. Sullivan	28,700	(16)	**
Brian S. Tedeschi	44,617	(17)	**
Thomas J. Teuten	323,442	(18)	1.98%
Directors and executive officers as a group (18 Individuals)	1,409,713	(19)	8.65%

**	less than one percent

(1)	Percentages are not reflected for individuals whose holdings represent less than 1%. The information contained herein is based on information provided by the respective individuals and filings pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) as of January 30, 2009. Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, all shares are beneficially owned by the respective individuals. Shares of common stock, which are subject to stock options exercisable within 60 days of January 30, 2009, are deemed to be outstanding for the purpose of computing the amount and percentage of outstanding common stock owned by such person. See section entitled “Executive Officer Information.”

(2)	Shares owned as of December 31, 2008, based upon public filings with the SEC.

(3)	Includes 6,000 shares which Mr. Anderson has a right to acquire immediately through the exercise of stock options granted pursuant to the Company’s 1996 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(4)	Includes 914 shares owned by Mr. Gilmore and his wife, jointly, and 652 shares owned by his wife, individually. Mr. Gilmore shares voting and investment power with respect to such shares. Includes 7,000 shares which Mr. Gilmore has a right to acquire immediately through the exercise of stock options granted pursuant to the 1996 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(5)	Includes 7,846 shares owned by Mr. Jones’ wife, individually, 10,000 shares held in the name of Kevin J. Jones & Frances Jones, Trustees, Brian Jones Irrevocable Trust; 10,000 shares held in the name of Kevin J. Jones & Frances Jones, Trustees, Mark Jones Irrevocable Trust, and 10,000 shares held in the name of Kevin J. Jones & Frances Jones, Trustees, Sean Jones Irrevocable Trust; 5,000 shares owned by Plumbers’ Supply Company, of which Mr. Jones is Treasurer. Mr. Jones shares voting and investment power with respect to such shares. Includes 3,000 shares which Mr. Jones has a right to acquire immediately through the exercise of stock options granted pursuant to the 1996 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(6)	Includes 5,000 shares which Ms. Lopolito has a right to acquire immediately through the exercise of stock options granted pursuant to the 2007 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(7)	Includes 44,866 shares, which Ms. Lundquist has a right to acquire within 60 days of January 31, 2009 through the exercise of stock options granted pursuant to the Employee Stock Plans.

(8)	Includes 7,105 shares owned jointly by Ms. Miskell and her spouse; 2,092 shares owned by spouse, and 3,487 shares owned by The Wood Lumber Company of which Ms. Miskell is Treasurer. Ms. Miskell shares voting and investment power with respect to such shares. Includes 5,000 shares which Ms. Miskell has a right to acquire immediately through the exercise of stock options granted pursuant to the 2007 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(9)	Includes 2,941 shares owned jointly by Mr. Nadeau and his spouse and 331 shares owned by children on which Mr. Nadeau has custodial powers. Includes 40,600 shares, which Mr. Nadeau has a right to acquire within 60 days of January 31, 2009 through the exercise of stock options granted pursuant to the Employee Stock Plans.

(10)	Includes 147,650 shares, which Mr. Oddleifson has a right to acquire within 60 days of January 31, 2009 through the exercise of stock options granted pursuant to the Employee Stock Plans.

(11)	Includes 2,454 shares held in broker name for benefit of Filer, 1,000 shares held as SEP/IRA in broker name for benefit of Filer, 1,000 shares held as ROTH IRA in broker name for benefit of Filer, and 400 unvested restricted shares pursuant to the 2006 Director Stock Plan; 1,000 shares held in broker name for benefit of spouse, 1,000 shares held in broker name for benefit of spouse; and 500 shares held in broker name for benefit of son.

(12)	Includes 35,000 shares, which Mr. Seksay has a right to acquire within 60 days of January 31, 2009 through the exercise of stock options granted pursuant to the Employee Stock Plans.

(13)	Includes 5,000 shares which Mr. Sgarzi has a right to acquire immediately through the exercise of stock options granted pursuant to the 1996 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(14)	Includes 73,900 shares, which Mr. Sheahan has a right to acquire within 60 days of January 31, 2009 through the exercise of stock options granted pursuant to the Employee Stock Plans.

(15)	Includes 12,995 shares held in various trusts, as to which Mr. Spurr is a trustee and, as such, has voting and investment power with respect to such shares. Includes 2,309 shares held in the name of John H. Spurr, Jr. Trust, on which Mr. Spurr is a Trustee and Life Beneficiary. Includes 629 shares owned by Mr. Spurr’s wife, individually, and 300,613 shares owned of record by A. W. Perry Security Corporation, of which Mr. Spurr is President. Includes 4,000 shares which Mr. Spurr has a right to acquire immediately through the exercise of stock options granted pursuant to the 1996 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(16)	Includes 10,331 shares held in various trusts, as to which Mr. Sullivan is a trustee and, as such, has voting and investment power with respect to such shares. Includes 4,000 shares which Mr. Sullivan has a right to acquire immediately through the exercise of stock options granted pursuant to the 1996 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(17)	Includes 4,000 shares which Mr. Tedeschi has a right to acquire immediately through the exercise of stock options granted pursuant to the 1996 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(18)	Includes 6,212 shares owned by Mr. Teuten and his wife, jointly, 7,658 shares owned by Mr. Teuten’s wife, individually, and 300,613 shares owned of record by A.W. Perry Security Corporation, of which Mr. Teuten is Chairman of the Board. Mr. Teuten shares investment and voting power with respect to such shares. Includes 4,000 shares which Mr. Teuten has a right to acquire immediately through the exercise of stock options granted pursuant to the 1996 Director Stock Plan and 1,200 unvested restricted shares pursuant to the 2006 Director Stock Plan.

(19)	This total has been adjusted to eliminate any double counting of shares beneficially owned by more than one member of the group.

Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and holders of 10% or more of the Company’s common stock, to file reports on Forms 3, 4, and 5 with the SEC to indicate ownership and changes in ownership of common stock with the SEC and to furnish the Company with copies of those reports. Based solely upon a review of the copies of those reports and any amendments thereto, the Company believes that during the year ending December 31, 2008 filing requirements under Section 16(a) were complied with in a timely fashion, except for:

On January 29, 2008 Mr. Nadeau, an executive officer, sold 1,000 shares of the Company’s common stock. The Form 4 reporting this transaction, however, was not filed until February 22, 2008.

Director Robert D. Sullivan owned a small amount of Slade Ferry Bancorp. common stock which, at the time of the merger of Slades Ferry Bancorp. into the Company on or about March 4, 2008, was converted to 818 shares of the Company’s common stock. Mr. Sullivan’s change in beneficial ownership was inadvertently not reported until April 23, 2008.

On August 22, 2008, the Rockland Trust Investment Management Group sold 1,200 shares owned by Director Brian S. Tedeschi’s wife Kathleen. The sale was an inadvertent error on the part of the Investment Management Group which was not identified until December 5, 2008, at which time a Form 4 was filed.

Solicitation of Proxies and Expenses of Solicitation

The proxy form accompanying this proxy statement is solicited by the Board of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, Georgeson Shareholder Communications may solicit proxies at an approximate cost of $8,000 plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Independent bank corp. Parent of Rockland Trust	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

000004
MR A SAMPLE DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of
the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/INDB2009 • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees for Class I Directors listed and FOR Proposal 2.

1.	Reelect the following class I Directors:				+
	01 - Richard S. Anderson 05 - Thomas J. Teuten	02 - Kevin J. Jones	03 - Donna A. Lopilito	04 - Richard H. Sgarzi

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐

2.	Provide an advisory (non-binding) vote on the following proposal: “Resolved, that the shareholders approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related materials).”	For ☐	Against ☐	Abstain ☐	3.	Transact any other business which may properly come before the annual meeting.

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

	Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /
+
<STOCK#>                010PQB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Independent
bank corp.
Parent of Rockland Trust

Proxy — INDEPENDENT BANK CORP.
THIS PROXY IS SOLICITED BY THE INDEPENDENT BANK CORP. BOARD OF DIRECTORS
The undersigned shareholder, having received a Notice of Meeting and Proxy Statement of the Board of Directors (hereinafter the “Proxy Statement”), hereby appoint(s) Linda M. Campion and Tara M. Villanova, or any one or more of them, attorneys or attorney of the undersigned (with full power of substitution in them and in each of them), for and in the name(s) of the undersigned to attend the Annual Meeting of Shareholders of Independent Bank Corp. to be held at the Holiday Inn - Rockland - Boston South 929 Hingham Street, Rockland, Massachusetts on Thursday, May 21, 2009 at 10:00 a.m., local time, and any adjournment or adjournments thereof, and there to vote and act in regard to all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act in accordance with any voting instructions provided. Attendance at the Annual Meeting or any adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall, prior to the voting of shares, give written notice to the Clerk of the Company of his or her intention to vote in person. If a fiduciary capacity is attributed to the undersigned, this proxy is signed in that capacity.
The undersigned hereby confer(s) upon Linda M. Campion and Tara M. Villanova, and each of them, discretionary authority to vote (a) on any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the Annual Meeting, and (b) with respect to the selection of directors in the event any nominee for director is unable to stand for election due to death, incapacity, or other unforeseen emergency.
YOUR SHARES WILL BE VOTED AS SPECIFIED. IF YOU SIGN AND RETURN THIS FORM WITHOUT INDICATING HOW YOU WANT YOUR SHARES VOTED, THEY WILL BE VOTED FOR ALL PROPOSALS AND OTHERWISE AT THE DISCRETION OF THE PROXY HOLDERS.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE